Exhibit 10.24

Barrett Business Services, Inc.

Summary of Annual Cash Incentive Compensation Plan

The Company believes that performance-based incentive compensation, or “Bonus”, is a necessary and proper part of Executive Compensation. Therefore, the executive officers are eligible for annual cash incentive bonus opportunities subject to attainment of corporate goals and individual performance objectives. The annual incentive bonus amounts and performance goals are set by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) each year and are expressed as a percentage of the executive’s annual base salary. For 2013 the percentage established for each executive officer is 50% of base salary. The percentages of the total bonus opportunity assigned to corporate and individual goals are set by the Committee annually. For 2013, the percentages are apportioned 50% for corporate performance and 50% for individual performance.

Bonus opportunities related to corporate level goals

The annual incentive performance goals related to corporate performance are defined by objectively measureable financial metrics, such as target levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), net earnings, gross revenues, same store sales, retention of clients and acquisition of new clients, and similar measures. For 2013, the corporate component is tied directly to achievement of a specified EBITDA target level (50%) and a specified gross revenue target level (50%).

Achievement above or below the specified target level(s) for the financial metrics may result in an upward or downward adjustment in the bonus amount payable for corporate level goals. The adjustment is calculated based on a defined factor (2.5% for 2013) multiplied by the percentage by which the actual achievement of a given metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80% level or above, no part of the bonus associated with that metric is earned.

Bonus opportunities related to individual performance objectives

The annual incentive bonus opportunities related to individual performance objectives for the executive officers are also set by the Committee each year. For 2013, individual performance makes up 50% of the target bonus opportunity. The individual performance objectives are based on achieving strategic and operational goals in functional areas for which the executive has responsibility. Individual performance objectives are tied to the officer’s role in achieving the Company’s strategic and operating goals and are set annually by the CEO in consultation with the individual officer and approved by the Committee. For the CEO, the individual performance objectives are related to factors such as the strategic positioning of the Company for future growth, maintaining financial stability, and establishing a positive corporate culture.

Determination of bonus payouts

The Committee determines the extent to which corporate level goals and individual performance objectives have been satisfied following the end of each fiscal (calendar) year, but no later than the March 15 following the end of the fiscal year. The bonus amounts payable for achievement of corporate performance goals and individual performance objectives may not exceed 150% of the respective bonus target amounts tied to those components. The Committee may also award additional cash bonus amounts in its sole discretion. All bonus amounts, if any, will be paid promptly following the Committee’s determination. An executive must remain employed by the Company through the date of the Committee’s determination to be eligible to receive a bonus.